AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT


     THIS AGREEMENT made this 3rd day of May, 1996, by and between COLONIAL TECHNOLOGIES CORP. (formerly known as Colonial Data Technologies Corp.), a Delaware corporation, having its principal place of business and chief executive office at 80 Pickett District Road, New Milford, Connecticut 06776 (hereinafter referred to as the "Debtor"), and PEOPLE'S BANK, a Connecticut banking corporation having a banking office at 255 Bank Street, Waterbury, Connecticut 06702 (hereinafter referred to as "Secured Party"),

                      W I T N E S S E T H :

     WHEREAS, Debtor and Secured Party have heretofore entered into a Loan and Security Agreement dated April 11, 1994, pursuant to which Secured Party made available to Debtor a revolving credit loan in an amount of up to $6,000,000.00, which revolving credit loan was secured by, among other collateral, a first priority lien and security interest in all of Debtor's tangible and intangible personal property assets; and

     WHEREAS, on or about August 29, 1994, Debtor and Secured Party entered into a First Amendment to Loan and Security Agreement pursuant to which Secured Party agreed to increase the maximum amount available to Debtor on account of the revolving credit loan by the sum of $2,000,000.00, up to the maximum amount of $8,000,000.00 (the Loan and Security Agreement dated as of April 11, 1994, as amended by the First Amendment to Loan and Security Agreement dated as of August 29, 1994, shall be hereinafter referred to collectively as the "Existing Credit Agreement"); and

     WHEREAS, Debtor has requested that Secured Party make available to it revolving credit loans and import, documentary and standby letters of credit from time to time in an aggregate maximum amount of up to $15,000,000.00 (such revolving credit loans being hereinafter collectively referred to as "Revolving Loans" and individually referred to as a "Revolving Loan"; and such import, documentary and standby letters of credit being hereinafter collectively referred to as "Letters of Credit" and individually referred to as a "Letter of Credit") pursuant to the provisions of Paragraph 4 of this Agreement, and Secured Party is willing to make the Revolving Loans and Letters of Credit available to Debtor on the terms and conditions and in reliance upon the representations and warranties of Debtor hereinafter set forth;

     NOW, THEREFORE, in consideration of the foregoing and in further consideration of the mutual covenants herein contained, the parties hereto agree as follows:

     1.  SECURITY INTEREST

         Debtor hereby acknowledges, confirms and agrees that Secured Party has and shall continue to have a perfected, first priority lien on and security interest in all of the personal property assets of Debtor covered by Article 9 of the Code and heretofore granted to Secured Party pursuant to the Existing Credit Agreement to secure the indebtedness of Debtor to Secured Party described in the Existing Credit Agreement and, to the extent not otherwise granted thereunder, Debtor hereby assigns and grants, and re-assigns and re-grants, to Secured Party a security interest in all of Debtor's tangible and intangible personal property assets (excluding Motor Vehicles) whether now owned or hereafter acquired by it, including, without limitation, all of its Accounts, Equipment, Inventory, Chattel Paper, General Intangibles and Instruments, together with the products and proceeds thereof, including, without limitation, all insurance proceeds payable by reason of loss or damage to any of the foregoing (hereinafter sometimes collectively called the "Collateral") to secure payment to Secured Party of the Obligations.

     2.  DEFINITIONS

         As used herein the following terms shall have the following meanings:

         (a) "Accounts" shall mean any right to payment held by Debtor, whether in the form of accounts receivable, notes, drafts, acceptances or other forms of obligations and receivables now or hereafter received by or belonging to Debtor for Inventory sold or leased by it or for services rendered by it whether or not earned by performance, together with all guarantees and security therefor and all proceeds thereof, whether cash proceeds or otherwise, including, without limitation, all right, title and interest of Debtor in the Inventory which gave rise to any such Accounts, including, without limitation, the right of stoppage in transit and all returned, rejected, rerouted or repossessed Inventory;

         (b) "Affiliate" shall mean any Person, directly or indirectly, controlling, controlled by, or under common control with Debtor. A Person shall be conclusively deemed to be in control of or to be controlled by another Person if it holds 30% or more of the outstanding equity interest in such other Person or such other Person holds 30% or more of its outstanding equity interest. As used herein the term "equity interest" in the case of a corporation shall mean the outstanding shares of such corporation having voting power to elect a majority of its Board of Directors, whether or not at the time the holders of any other class or classes of securities of such corporation shall or might have such voting power by reason of the happening of any contingency;

         (c)  "AT&T License Agreement" shall mean that certain
Technical Information and Patent License Agreement dated effective as of August 1, 1987, by and between American Telephone and Telegraph Company and Debtor, as same may be amended or modified from time to time;

         (d) "Business Day" shall mean and refer to any day other than Saturday, Sunday or any other day on which commercial banks in Connecticut are authorized or required to close under the laws of such State, and whenever such day relates to a Eurodollar Loan, a day on which dealings in U.S. Dollar deposits are also carried out in the London interbank market;

         (e) "Chattel Paper" shall mean a writing or writings which evidence both a monetary obligation and a security interest in or a lease of specific goods, whether now or hereafter held by Debtor;

         (f)  "Code" shall mean the Uniform Commercial Code of
Connecticut in effect from time to time;

         (g) "Credit Facilities" shall mean, collectively, the Revolving Loans and the Letter of Credit Facility, each as described in Paragraph 4 hereof;

         (h)  "Debt" shall mean at any time, without duplication,
(i) all items (except items of capital stock, capital surplus and retained earnings) which in accordance with generally accepted accounting principles would be included in determining total liabilities of Debtor and as shown on the liability side of a balance sheet of Debtor as at the date on which Debt is to be determined; (ii) all obligations secured by any Lien to which any property or asset owned or held by Debtor is subject, whether or not the obligation secured thereby shall have been assumed by Debtor; (iii) all obligations of any other Person which Debtor has directly or indirectly guaranteed or for which Debtor becomes contingently liable; and (iv) lease obligations of Debtor which, in accordance with generally accepted accounting principles, should be capitalized;

         (i) "Debt Service" shall mean for any period, the sum of Interest Expense and Principal Amortization;

         (j) "Debt Service Coverage Ratio" shall mean for any period, the ratio of (x) Net Income After Taxes plus interest, depreciation and amortization minus the sum of dividends paid and internally-funded capital expenditures to (y) Debt Service;

         (k) "Equipment" shall mean all the machinery, equipment, furniture, tools, goods and other tangible personal property, excluding Motor Vehicles and Inventory, now owned or hereafter acquired by Debtor;

         (l) "Eurodollar Loans" shall mean any Revolving Loan bearing interest determined with reference to LIBOR;

         (m) "Event of Default" shall mean the existence of a state of facts which constitute a default under the provisions of Paragraph 12 of this Agreement or which after the applicable passage of time and giving of notice, if any, would constitute such a default under said Paragraph 12;

         (n) "General Intangibles" shall mean any intangible personal property (including, without limitation, things in action, licenses, trademarks, tradenames, franchises and contract rights) now or hereafter held by Debtor, other than Accounts, Chattel Paper and Instruments;

         (o) "Guarantor" shall mean and refer to the parent corporation of Debtor, Colonial Data Technologies Corp., a Delaware corporation, having its principal place of business and chief executive office at 80 Pickett District Road, New Milford, Connecticut 06776;

         (p) "Instruments" shall mean a negotiable instrument or a security, as defined in the Code, or any other writing which evidences a right to the payment of money and is not itself a security agreement or lease and is of a type which, in the ordinary course of business, is transferred by delivery with any necessary endorsement or assignment, whether now or hereafter held by Debtor;

         (q) "Interbank Offered Rate" shall mean the rate of interest determined by Secured Party to be the prevailing rate per annum at which deposits in U.S. Dollars are offered to Secured Party by first-class banks in the London interbank market in which it regularly participates on or about 11:00 a.m. (London time) two (2) Business Days before the first day of such Interest Period in an amount approximately equal to the Revolving Loan to which any Interest Period is to apply for a period of time approximately equal to such Interest Period;

         (r) "Interest Expense" shall mean for any period all amounts accrued by Debtor whether as interest, late charges, service fees, or other charges for money borrowed, on account of Debtor's indebtedness for money borrowed from Secured Party or any other Person which is a lending or financial institution or with respect to which Debtor or its properties are liable by assumption, operation of law or otherwise, including, without limitation, any leases which are required, in accordance with generally accepted accounting principles, to be carried as a liability on Debtor's balance sheet;

         (s) "Interest Period" shall mean with respect to any Eurodollar Loan, the period commencing on the date of the making of such Revolving Loan and ending thirty (30) days thereafter; provided, however, that (i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day, and (ii) any Interest Period that would otherwise extend beyond the Termination Date shall end on the Termination Date;

         (t) "Inventory" shall mean all goods, merchandise, raw materials, work in process, finished goods and products and other tangible personal property now owned or hereafter acquired by Debtor, wherever located, and held for sale or lease or furnished or to be furnished under contracts of service or used or consumed in Debtor's businesses;

         (u) "Letter of Credit Facility" shall mean and refer to the import and/or standby Letters of Credit now or hereafter issued by Secured Party for the account of Debtor, as more fully described in Paragraph 4B hereof;

         (v) "Leverage Ratio" shall mean for any period the ratio of Debt to Tangible Net Worth;

         (w) "LIBOR" shall mean for any Eurodollar Loan for the then current Interest Period a rate of interest (rounded upward, if necessary, to the next higher 1/100 of 1%) obtained by dividing (i) the Interbank Offered Rate by (ii) a percentage equal to 100% minus the stated maximum rate of all reserves required to be maintained by Secured Party against "Eurocurrency Liabilities" as specified in Regulation D of the Board of Governors of the Federal Reserve System as in effect from time to time (or against any other category of liabilities which includes deposits by reference to which LIBOR is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any lender to United States residents);

         (x) "LIBOR Rate" shall mean and refer to a rate of interest per annum equal to LIBOR for the particular Interest
Period plus one and one-half percentage points (1 %);

         (y) "Lien" shall mean any mortgage, deed of trust, lien, pledge, assignment, security interest, encumbrance or any transfer intended as security, including, without limitation, any conditional sale or other title retention agreement;

         (z) "Loan Account" shall mean that certain demand deposit account number 31-7003826 maintained by Debtor with Secured Party;

         (aa) "Loan Documents" shall mean collectively this Agreement, the Revolving Credit Note, the Letter of Credit Reimbursement Agreement, and each and every agreement, instrument or document executed and delivered or required to be executed and delivered to Secured Party by Debtor pursuant to or in connection with this Agreement together with any extensions, renewals and amendments thereof;

         (bb) "Maximum Amount of the Credit Facilities" shall mean $15,000,000.00;

         (cc) "Maximum Amount of Letters of Credit" shall mean $10,000,000.00; provided, however, that Debtor may request that Secured Party issue Letters of Credit for the account of Debtor which would exceed the aggregate maximum of $10,000,000.00 and, to the extent that Secured Party agrees to issue such additional Letters of Credit, the stated amount of such Letters of Credit above the aggregate sum of $10,000,000.00 shall be reduced from the Maximum Amount of the Revolving Loans until such Letters of Credit expire or are cancelled;

         (dd) "Maximum Amount of the Revolving Loans" shall mean
$5,000,000.00;

         (ee) "Motor Vehicles" shall have the same meaning as that contained in Section 14-1(47) of the General Statutes of Connecticut, as revised to 1995, as the same may be amended from time to time;

         (ff) "Net Income After Taxes" shall mean for any period the consolidated net income of Guarantor and its Subsidiaries, determined in accordance with generally accepted accounting principles, after payment of all consolidated Federal and State taxes attributable thereto;

         (gg) "New Milford Property" shall mean and refer to that certain improved real property leased by Debtor and located at 80
Pickett District Road, New Milford, Connecticut;

         (hh) "Obligations" shall mean the Credit Facilities and any and all other advances made hereunder, together with interest thereon, and any and all other liabilities and obligations of whatever nature of Debtor to Secured Party, no matter how or when arising and whether under this Agreement, the other Loan Documents, or under any other agreements, instruments and documents required to be executed and delivered by Debtor to Secured Party pursuant to the terms hereof, or under any other agreements, guarantees, instruments or documents, past, present or future, and the amount due on any notes, or other obligations of Debtor given to, received by or held by Secured Party (including, without limitation, overdrafts or any debt, liability or obligation of Debtor to others which Secured Party may obtain by assignment or otherwise) for or on account of any of the foregoing, whether, in each case, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and all costs and expenses incurred in connection with field exams or commercial audits of Debtor's books and records and of the Collateral and in connection with any "workout" or default resolution, negotiations involving legal counsel or other professionals, and any re-negotiation or restructuring of any of the Obligations;

         (ii) "OSHA" shall mean the United Stated Occupational
Safety and Health Act;

         (jj) "Person" shall mean any individual, corporation, partnership, joint venture, limited liability company, joint stock company, trust, union-corporated organization, government or any agency or political subdivision thereof, or any other form of entity;

         (kk) "Prime Rate" shall mean the index rate of interest on certain commercial loans announced from time to time by Secured Party at its principal banking office as its Prime Rate, which rate may not necessarily be the lowest rate charged by Secured Party to its customers;

         (ll) "Prime Rate Loan" shall mean any Revolving Loan bearing interest determined with reference to the Prime Rate;

         (mm) "Principal Amortization" shall mean for any period all amounts which Debtor is required to pay (whether regularly scheduled or as a result of a default and whether or not actually paid by Debtor) in reduction of Debtor's indebtedness referred to in the definition of Interest Expense (but excluding the outstanding principal amount due on account of the Revolving Loan on the Termination Date), as required by the documents relating to such indebtedness;

         (nn) "Request for Advance" shall mean a request for advance on account of the Revolving Loan, in the form of Exhibit
B attached hereto and made a part hereof;

         (oo) "Revolving Loan" shall have the meaning ascribed to such term in the preamble hereof;

         (pp) "Revolving Credit Note" shall have the meaning set forth in Paragraph 4A(ii) hereof;

         (qq) "Subsidiary" shall mean a corporation (with respect to another corporation) of which more than fifty percent (50%) of the outstanding stock having voting power to elect a majority of its Board of Directors (whether or not at the time the holders of any other class or classes of securities of such corporation shall or might have such voting power by reason of the happening of any contingency) is at any time directly or indirectly owned by another corporation or an Affiliate of any such other corporation;

         (rr) "Tangible Net Worth" shall mean as at the date of determination, the excess, if any, of the assets of Guarantor and its Subsidiaries on a consolidated basis, excluding intangible assets such as goodwill, licenses and patents, minus the sum of
(i) the liabilities of Guarantor and its Subsidiaries on a consolidated basis and (ii) any write-up in value of assets occurring after the date hereof, such assets and liabilities to be determined in accordance with generally accepted accounting principles; and

         (ss) "Termination Date" shall have the meaning set forth in Paragraph 4A(v) hereof.

     3.  REPRESENTATIONS AND WARRANTIES

         Debtor represents and warrants to Secured Party that:

         (a) The audited consolidated financial statements of Guarantor and its Subsidiaries, as of December 31, 1995, audited by Deloitte & Touche, and previously furnished to Secured Party (a copy of which is attached hereto as Exhibit C), are correct in every material respect, there has not been any material adverse change in the financial condition of Guarantor and its Subsidiaries since the date thereof, and neither Guarantor nor any of its Subsidiaries has any liabilities, fixed or contingent, which would be required to be shown as liabilities on such consolidated financial statements in accordance with generally accepted accounting principles and are not fully shown or provided for in said consolidated financial statements as at the date thereof except (i) as otherwise set forth in Exhibit C annexed hereto and made a part hereof and (ii) obligations to perform after such date under contracts, purchase orders and other commitments incurred in the ordinary course of business;

         (b) Debtor has, or will have, when acquired by it, good and marketable title to the Collateral free from any adverse liens, security interests or encumbrances, and no financing statements covering all or any part of the Collateral (other than those previously filed in favor of Secured Party in connection with the Existing Credit Agreement) are on file in the offices of the Secretary of State of the State of Connecticut or the Town Clerk of New Milford, Connecticut, or in any other governmental office, whether or not properly filed under applicable law, and there are no liens or encumbrances on any of the other properties of Debtor;

         (c) Debtor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with all the requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now being conducted and is duly qualified and in good standing in the State of Connecticut and in every other jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to so qualify would not have a materially adverse effect on the properties, assets, financial condition or business of the Debtor;

         (d) Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with all the requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now being conducted;

         (e) Except as set forth on Exhibit G attached hereto, there is no judgment, decree or order outstanding or litigation or governmental proceeding or investigation pending, or, to the knowledge of the officers of Debtor, threatened against Debtor which might have a material adverse effect upon its position, financial, operating or otherwise, and Debtor has filed all tax returns and reports required to be filed by it with the United States Government and all state and local governments and has paid in full or made adequate provision for the payment of all taxes, interest, penalties, assessments or deficiencies shown to be due or claimed to be due on or in respect of such tax returns and reports;

         (f) The execution and delivery of this Agreement, the Other Loan Documents and each and every other agreement, instrument or document required to be executed and delivered to Secured Party by Debtor pursuant to the terms hereof, have been duly authorized, are each valid, legal and binding upon Debtor and enforceable in accordance with their respective terms;

         (g) The execution and delivery of this Agreement and each and every other agreement, instrument or document required to be executed and delivered to Secured Party by Debtor pursuant to the terms hereof, the consummation of the transactions herein contemplated, the fulfillment of or compliance with the terms and provisions hereof and of each and every other instrument, agreement or document required to be executed and delivered to Secured Party by Debtor pursuant to the terms hereof, are within its powers, are not in contravention of any provisions of its Certificate of Incorporation or any amendments thereto, or of its By-Laws, and will not conflict with or result in a breach of any of the terms, conditions or provisions of any agreement, instrument or other undertaking to which it is a party or by which it is bound, except as would not have a materially adverse effect on the properties, assets, financial condition or business of Debtor, do not constitute a default thereunder or under any of them, and will not result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of its property or assets pursuant to the terms of any such agreement, instrument or other undertaking, do not require the consent or approval of any governmental body, agency or authority and will not violate the provisions of any laws or regulations of any governmental instrumentality applicable to Debtor, except as would not have a materially adverse effect on the properties, assets, financial condition or business of Debtor. Debtor is not in default under any agreement, indenture, mortgage, deed of trust, or any other agreement or any court order or other order issued by any governmental regulatory authority to which they are a party or by which they may be bound;

         (h) The Collateral, the records relating thereto and the place of business and chief executive office of Debtor is all at the address of Debtor first hereinabove set forth;

         (i) Subject to any limitations stated therein or in connection therewith, all information furnished or to be furnished by Debtor pursuant to the terms hereof will not, at the time the same is furnished, contain any untrue statement of a material fact and will not omit to state a material fact necessary in order to make the information so furnished, in the light of the circumstances under which such information is furnished, not misleading;

         (j) The indebtedness of Debtor for money borrowed by it, as of April 30, 1996, is as shown on Exhibit D annexed hereto and made a part hereof and Debtor has previously delivered to Secured Party copies of all agreements, documents and instruments relating to such indebtedness, including, without limitation, any amendments, substitutions and renewals thereof. There does not exist any default with respect to such indebtedness, or an event which by the passage of time, the giving of notice, or both, would constitute such a default, and which would give rise to a right to accelerate such indebtedness;

         (k) Debtor is in material compliance with all laws, ordinances, rules or regulations, applicable to it, of all Federal, state or local governments or any instrumentality or agency thereof, including, without limitation, the Employee Retirement Income Security Act (hereinafter referred to as "ERISA"), OSHA and all Federal, state and municipal laws, ordinances, rules and regulations relating to the environment, except for the prior existence of certain hazardous waste materials on the New Milford Property which Debtor has disclosed to Secured Party, provided that such disclosure shall not constitute an admission by Debtor that it violated any such environmental law, ordinance, rule or regulation;

         (l) Debtor has no Subsidiaries and has not invested in the stock, common or preferred, of any other corporation, other than as shown on said Exhibit E;

         (m) Exhibit F annexed hereto and made a part hereof sets forth all leases pursuant to which Debtor (as lessee) leases real or personal property of every nature or description, the amount of rent payable under each such lease and the terms thereof;

         (n) Debtor is not a party to any agreement or instrument (other than this Agreement) or subject to any corporate restriction (including any restriction set forth in its Certificate of Incorporation) materially and adversely affecting its operations, business, properties or financial condition;

         (o) Debtor possesses all the trademarks, trade names, copyrights, patents, licenses and governmental permits, licenses, orders and approvals, or rights in any thereof, adequate for the conduct of its business as now conducted and presently proposed to be conducted, without conflict of the rights or claimed rights of others, and no action or filing with or consent by, any Person or any governmental or public body or authority, is required to authorize or is otherwise required in connection with the conduct of Debtor's business as now and presently proposed to be conducted, except as would not have a materially adverse effect on the properties, assets, financial condition or business of Debtor;

         (p) No defaults have occurred and are continuing under, and no state of facts currently exists which, with the passage of time or the giving of notice, or both, would result in the occurrence of a default under, the AT&T License Agreement;

         (q) To the best of Debtor's knowledge, the fair salable value of its assets exceed and will, immediately following the making and funding of the Credit Facilities, exceed its total liabilities (including, without limitation, contingent liabilities). To the best of Debtor's knowledge, the fair salable value of its assets are and will, immediately following the making and funding of the Credit Facilities, be greater than its probable liabilities (including, without limitation, contingent liabilities) on its debts as such debts become absolute and matured. Debtor's assets do not and, immediately following the making and funding of the Credit Facilities, will not constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Debtor does not intend to, and does not believe that it will, incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be received by Debtor and the amounts to be payable on or in respect of obligations of Debtor); and

         (r) Debtor conducts its business solely in its own name without the use of any other trade names (other than "Colonial
Data Technologies Corp.") or the intervention of or through any other entity of any kind.

     4.  AMOUNT AND TERMS OF CREDIT FACILITIES

         Pursuant to the terms of this Agreement and upon the satisfaction of the conditions precedent referred to in Paragraph
13 hereof, Secured Party shall make the Credit Facilities available to Debtor upon the terms and conditions hereinafter set forth:

         A.   Revolving Loans.

              (i) Maximum Amount of Revolving Loans. Subject to the terms and conditions contained in this Agreement and upon the satisfaction of the conditions precedent referred to in Paragraph 13 hereof, Secured Party hereby agrees to make advances to Debtor from time to time on account of the Revolving Loans until the Termination Date (as defined in Paragraph 4A(v) hereof) in principal amounts not exceeding in the aggregate at any one time outstanding the Maximum Amount of the Revolving Loans. If at any time the sum of the outstanding principal balance of all outstanding advances on account of the Revolving Loans exceeds the Maximum Amount of the Revolving Loans, then Debtor shall immediately pay to Secured Party cash or cash equivalents equal to the amount of such excess.

              (ii) Revolving Credit Note. The principal amount of the Revolving Loans, or such part thereof as may be from time to time outstanding, shall be evidenced by Debtor's promissory note, in the form of Exhibit A attached hereto and made a part hereof (herein referred to as the "Revolving Credit Note"), with appropriate insertions of dates and amounts. The Revolving Credit Note shall be in the amount of $5,000,000.00.

              (iii)     Procedure for the Advances.

                   (a) Request for Advance. In the event Debtor desires an advance on account of the Revolving Loans (an "Advance"), it must request same in writing by delivering to Secured Party a Request for Advance, with appropriate insertions of dates and amounts. If Debtor fails to pay to Secured Party any amount due hereunder or under any of the other Loan Documents, Secured Party may, in its discretion, advance such amount to Debtor on account of the Revolving Loans (to the extent of the availability thereof) and with the proceeds of such Advance, pay such amount. All Advances shall be made by Secured Party depositing the proceeds thereof in Debtor's Loan Account.

                   (b)  Manner of Borrowing.

                        (i)   Whenever Debtor desires to obtain
an Advance or continue a Revolving Loan hereunder or convert an outstanding Revolving Loan to a Revolving Loan of a different type provided for in this Agreement, Debtor shall notify Secured Party in writing (which written notice shall be irrevocable) no later than 10:00 a.m. Waterbury, Connecticut time on the date one
(1) Business Day before the day on which the requested Revolving Loan is to be made or continued as or converted to a Prime Rate Loan, and no later than 10:00 a.m. Waterbury, Connecticut time on the date three (3) Business Days before the day on which the requested Revolving Loan is to be made or continued as or converted to an Eurodollar Loan. Such written notice shall specify (A) the effective date and amount of the Revolving Loan or portion thereof to be continued or converted and (B) the interest rate option to be applicable thereto; and

                        (ii)  Subject to the terms and conditions
hereof, Secured Party shall make each Revolving Loan on the effective date specified therefor by crediting to amount of such Revolving Loan to the Loan Account.

                   (c)  Binding Effect of Requests for Advance.
Each Request for Advance shall be irrevocable and binding on the Debtor. In the case of any borrowing that the related Request for Advance specifies is to be comprised of Eurodollar Loans, the Debtor shall indemnify the Secured Party against any loss, cost or expense incurred by Secured Party as a result of any failure to fulfill on or before the date specified in the Request for Advance for such borrowing the applicable conditions set forth in Paragraph 13 hereof, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by Secured party to fund the Eurodollar Loan to be made by Secured Party as part of such borrowing when such Eurodollar Loan, as a result of such failure, is not made on such date.

              (iv) Repayment of Advances. Debtor shall pay to Secured Party on the Termination Date, in immediately available funds, the aggregate outstanding principal amount of all of the Advances then outstanding.

              (v)  Monthly Statement.  On a monthly basis,
Secured Party shall render to Debtor a written statement of the Loan Account, which statement shall be considered correct and accepted by Debtor and conclusively binding on Debtor unless Debtor notifies Secured Party in writing to the contrary within fifteen (15) days after its receipt of said monthly statement.

              (vi) Interest, Payment of Interest and Prepayments.

                   (a)  Interest.

                        (1)   Pre-Default Interest Rates.  So
long as no Event of Default has occurred, the Revolving Loans shall bear interest at such rates per annum as the Debtor may elect subject to the provisions of this Agreement. During the period from the date made through and including the date of payment in full, each Advance shall bear interest on the outstanding principal amount thereof at a rate per annum equal to, at the election of the Debtor, either: (A) the Prime Rate, on a floating basis, or (B) the LIBOR Rate (as determined for each Interest Period) for the available thirty (30) day Interest Period.

                        (2)   Default Rates of Interest.
Notwithstanding the foregoing, interest on the Revolving Loans, at all times after the occurrence of and during the continuance of an Event of Default, and interest on all payments of interest that are not paid when due, shall accrue at a rate per annum equal to two percentage points (2.0%) above the Prime Rate, which rate shall change contemporaneously with any change in the Prime Rate.

                   (b)  Payment of Interest.  So long as any of
the Obligations remain outstanding, interest on the Revolving
Loans shall be due and payable without notice or demand as follows:

                        (1)   Eurodollar Loans.  Interest on each
Eurodollar Loan shall be due and payable monthly in arrears beginning on June 1, 1996 and continuing on the first day of each and every month thereafter and on the last Business Day of each Interest Period.

                        (2)   Prime Rate Loans.  Interest on each
Prime Rate Loan shall be due and payable monthly in arrears beginning on June 1, 1996 and continuing on the first day of each and every month thereafter.

                        (3)   Calculation of Interest.  Interest
on the Revolving Loans shall be calculated on the basis of a 360 day year and the actual number of days elapsed.

                        (4)   Lawful Interest.  It being the
intent of Secured Party and Debtor that the rate of interest and all other charges to Debtor be lawful, if for any reason the payment of a portion of interest, fees or charges as required by this Agreement would exceed the limit established by applicable law which commercial lenders such as Secured Party may charge to commercial borrowers such as Debtor, then the obligation to pay interest or charges shall automatically be reduced to such limit and, if any amounts in excess of such limits shall have been paid, then such amounts shall be applied to the unpaid principal amount of the Obligations or refunded so that under no circumstances shall interest or charges required hereunder exceed the maximum rate, if any, allowed by law.

                   (c)  Prepayments.

                        (1)   Prime Rate Loans.  Debtor may, at
its option, prepay any Revolving Loan which is a Prime Rate Loan, in whole or in part, without premium or penalty, provided that Debtor shall pay all accrued interest on the principal being paid to the date of the prepayment and, in the case of prepayments in full, all fees, charges, costs, expenses and other amounts then due under any of the Revolving Loans.

                        (2)   Eurodollar Loans.  Debtor may, at
its option, prepay any Revolving Loan which is a Eurodollar Loan, in whole or in part, on the following conditions: (1) the Debtor shall pay all accrued interest on the principal being paid to the date of the prepayment and, in the case of prepayments in full, all fees, charges, costs, expenses and other amounts then due under any of the Revolving Loans; and (2) such Eurodollar Loan shall only be prepaid on the last Business Day of the then current Interest Period with respect thereto.

     Eurodollar Loans may be prepaid prior to the expiration date of an Interest Period applicable thereto only upon payment to Secured Party of a prepayment premium computed pursuant to the following formula:

                       L = (R - T) x P x D
                           _______________

                                 360

     L = amount payable to Secured Party

     R = interest rate on such Advance

     T = effective interest rate per annum at which United States
         Treasury securities, selected at Secured Party's sole discretion, maturing on or near the last day of the then applicable Interest Period of such Advance and in approximately the same amount as such Advance can be purchased by Secured Party on the Business Day of such prepayment of principal

     P = the amount of principal prepaid

     D = the number of days remaining in the Interest Period as of the date of such payment.

Notwithstanding the foregoing, no amount so prepaid may be reborrowed at the LIBOR Rate accruing on such Advance prior to the last day of the Interest Period pertaining to the Advance prepaid. Said prepayment shall be irrevocable once Debtor has notified Secured Party of such prepayment and Debtor will reimburse Secured Party for any and all loss, cost, liability and expense incurred by Secured Party in the event Debtor for any reason does not make such prepayment. A determination by Secured Party as to the amounts payable pursuant to this subparagraph shall be conclusive absent arithmetical error.

                        (3)   Notice of Prepayment.  In its
notice, Debtor shall specify the date and amount of the prepayment, whether the Revolving Loan being prepaid is a Prime
Rate Loan, Eurodollar Loan or a combination thereof, and, if a combination thereof, the amount allocable to each.

                   (v)  Termination.  The provisions of this
Paragraph 4A shall continue in effect until April 30, 1998 (or the next succeeding Business Day if such day is not a Business
Day). Secured Party may terminate the provisions of this Paragraph 4A at any time upon the happening of an Event of Default. The date on which the provisions of this Paragraph 4A terminate in accordance with this subparagraph (viii), whether by the passage of time or default, is herein called the "Termination Date". ON THE TERMINATION DATE, ALL OBLIGATIONS MATURE AND DEBTOR SHALL IMMEDIATELY PAY TO SECURED PARTY THE THEN OUTSTANDING AGGREGATE PRINCIPAL AMOUNT OF THE REVOLVING LOANS, TOGETHER WITH INTEREST ACCRUED THEREON TO THE DATE OF PAYMENT AND ALL OTHER CHARGES OWING TO SECURED PARTY UNDER THE LOAN DOCUMENTS AS OF SUCH DATE OF PAYMENT. No such termination shall (i) in any way affect or impair any rights of Secured Party under any of the Loan Documents, arising prior to any such termination or by reason thereof, (ii) relieve Debtor of any obligation to Secured Party under any of the Loan Documents, or otherwise, until all the Obligations are fully paid and performed, or (iii) affect any right or remedy of Secured Party under any of the Loan Documents.

                   (vi) Unused Commitment Fee. Debtor shall pay to Secured Party on the first day of each August, November, February and May following the date hereof until the Termination Date, and on the Termination Date, a nonrefundable commitment fee for the calendar quarter immediately preceding such payment in an amount equal to one-quarter of one percent ( %) per annum times the excess, if any, of (i) the average daily Maximum Amount of the Revolving Loans minus (ii) the average daily outstanding principal amount of the Revolving Loans during such quarter. In the case of the first payment and the last payment hereunder, if the immediately preceding period is less than a full calendar quarter, the commitment fee as so calculated shall be prorated by multiplying the same by a fraction, the denominator of which shall be 91 and the numerator of which shall be the actual number of days elapsed in such period.

         B.   Letter of Credit Facility.

              Upon Debtor's request therefor, Secured Party shall, from time to time so long as no Event of Default has occurred and is continuing as of such date of request, issue Letters of Credit for the account of Debtor up to the Maximum Amount of Letters of Credit, provided the aggregate amounts available to be drawn under such Letters of Credit (or actually drawn but not yet reimbursed by Debtor), together with the sum of the Advances then outstanding, shall not exceed the Maximum Amount of the Credit Facilities. No Letter of Credit shall be issued by Secured Party for the account of Debtor which has an expiration date later than thirty (30) days prior to the Termination Date. Upon payment by Secured Party under any Letter of Credit, any amount so paid shall be immediately due and payable by Debtor and Secured Party shall have the right (but not the obligation) to effect payment thereof, together with payment of any of the fees, expenses and charges described below, immediately by a charge to the Loan Account, notwithstanding that additional Revolving Loans are not available for borrowing to Debtor. Any charge made to the Loan Account as aforesaid shall be considered a Revolving Loan which shall bear interest until paid in full by Debtor at a rate per annum equal to the one percentage point (1%) above the Prime Rate in effect from time to time; provided, however, that Debtor shall have no right to request to borrow, and Secured Party shall not be obligated to lend, any amount contemplated by the immediately preceding sentence, it being understood that any such Revolving Loans would be in Secured Party's sole discretion and would be made only to satisfy any reimbursement obligation of Debtor to Secured Party arising in connection with the issuance of the Letters of Credit. Secured Party shall charge Debtor its then prevailing fee for the issuance of such Letters of Credit, based upon the fee schedules attached hereto as Exhibit I and made a part hereof, which will be payable by Debtor to Secured Party upon the issuance thereof. In the event Debtor desires a Letter of Credit, the documentation thereof shall consist of Secured Party's standard forms therefor, copies of which are attached hereto as Exhibit H and made a part hereof (collectively, the "Letter of Credit Reimbursement Agreement"), and Debtor specifically acknowledges that (i) the reimbursement obligation of Debtor and any fee on account of such Letters of Credit shall be included in the Obligations; and (ii) the occurrence of an Event of Default hereunder shall constitute a default under the documentation relating to such Letters of Credit and entitle Secured Party to exercise its rights thereunder with respect to such default. To the extent that any of the provisions of the Letter of Credit Reimbursement Agreement conflict with the terms of this Agreement, the provisions of this Agreement shall govern.

     5.  CAPITAL ADEQUACY PROVISIONS.

         (a) Illegality. Notwithstanding any other provisions herein, if any applicable law, regulation or directive, or any change therein or in the interpretation or application thereof shall make it unlawful for Secured Party to make or maintain any Eurodollar Loans as contemplated by this Agreement: (a) the obligation of Secured Party to make Eurodollar Loans or to continue Eurodollar Loans as such and convert Prime Rate Loans to Eurodollar Loans shall forthwith be canceled, and (b) such Revolving Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically, without notice, to Prime Rate Loans on the respective last days of the then current Interest Periods with respect thereto or within such earlier period as required by law. If any such conversion of a Eurodollar Loan is made on a day that is not the last Business Day of the then current Interest Period applicable thereto, Debtor shall pay Secured Party such amount or amounts as may be required pursuant to subparagraph (iv)(c)(2) of Paragraph 4A hereof.

         (b) Basis for Determining LIBOR Rate Inadequate or Unfair. In the event that Secured Party shall have determined (which determination shall be conclusive and binding upon Debtor) that (a) by reason of circumstances affecting the interbank LIBOR market, adequate and reasonable means do not exist for determining LIBOR, or (b) U.S. Dollar deposits in the relevant amount and for the relevant maturity are no longer available to Secured Party in the interbank LIBOR market, or (c) the making or continuation of Eurodollar Loans has been made impractical or unlawful by the occurrence of a contingency that materially and adversely affects the interbank LIBOR market, or (d) the LIBOR Rate will not adequately and fairly reflect the cost to Secured Party of making or maintaining Eurodollar Loans, or (e) the LIBOR Rate shall no longer represent the effective cost to Secured Party of U.S. Dollar deposits in the relevant market for deposits in which it regularly participates, Secured Party shall give Debtor notice of such determination as soon as practicable. If such notice is given (i) any requested Eurodollar Loan shall be made as a Prime Rate Loan, unless Debtor gives Secured Party three (3) Business Days' prior written notice that its request for such borrowing is canceled, (ii) any Prime Rate Loan that was to have been converted to a Eurodollar Loan shall be continued as a Prime Rate Loan, and (iii) any outstanding Eurodollar Loan shall be automatically converted, without notice, to a Prime Rate Loan effective on the last Business Day of the then current Interest Period applicable thereto. Until such notice has been withdrawn, no further Eurodollar Loans shall be made or continued as such, nor shall the Debtor have the right to convert Prime Rate Loans to Eurodollar Loans.

         (c) Survival. The obligations and covenants of Debtor under this Paragraph 5 shall survive the termination of this Agreement and the full, final and indefeasible payment of the Revolving Loans and the other Obligations.

     6.  AFFIRMATIVE COVENANTS

         Debtor covenants and agrees that, from the date hereof until the termination of the provisions of Paragraph 4A of this Agreement and full payment of the Obligations, unless Secured Party otherwise agrees in writing, Debtor or Guarantor, where specified below, shall:

         (a) Guarantor shall, on a consolidated basis with its Subsidiaries, maintain at all times (although tested on a quarterly basis by Secured Party): (i) a ratio of current assets to current liabilities (with the entire outstanding balance of the Revolving Loans and the face amount of all issued and outstanding Letters of Credit included in Debtor's current liabilities) not less than 2.0 to 1.0; (ii) a Leverage Ratio of not more than .5 to 1.0; (iii) a Tangible Net Worth of not less than $50,000,000.00; and (iv) a Debt Service Coverage Ratio of not less than 4.0 to 1.0, as determined in each instance, by generally accepted accounting principles consistently applied from year to year;

         (b) Pay and discharge all taxes, general and special, charges and assessments, and other governmental obligations, which may have been or shall be levied, charged or assessed on or against it, its property, or its income or profits before they become delinquent and pay and discharge on or before their due date any and all other lawful claims and demands whatsoever, including, without limitation, trade obligations; provided, however, that the payment of any such taxes, assessments, governmental obligations or other claims and demands may be postponed so long as they or any of them are being diligently contested in good faith and by appropriate proceedings, appropriate reserves have been provided therefor by Debtor and no Lien (other than Liens for which the enforcement thereof has been effectively stayed by such contested proceedings) is placed on any assets of Debtor in connection with such taxes, assessments, governmental obligations or other claims or demands so contested by Debtor;

         (c)  Maintain, at all times:

              (i) Insurance on its properties against loss by fire and all available extended coverage risks in such amounts and with such insurers as is usually carried by companies engaged in similar businesses and owning similar properties in the same general geographical area as Debtor, which insurance shall by the terms of the policy provide that (x) in the event of loss or damage, if any, the proceeds thereof shall be payable to Secured Party, as the holder of a security interest, mortgage or other lien or interest in the personal or real property of Debtor insured under the policy as Secured Party's interest may appear;
(y) the insurance, as to the interest of Secured Party, shall not be invalidated by any act or neglect of Debtor, its directors, officers, agents or employees, by any foreclosure, or other proceeding, or notice of sale relating to said property or any of it; by any change in the title or ownership of the property, or any of it; or by the occupation of the premises where the property, or any of it, is located for purposes more hazardous than are permitted by the policy; and (z) if the policy is to be canceled, for whatever reason, the insurance shall continue in full force and effect for the benefit of Secured Party for not less than thirty (30) days after written notice of cancellation to Secured Party from the insurer which notice the insurer shall agree to give to Secured Party. Debtor shall cause the insurer to supply to Secured Party certificates, or other evidence of insurance satisfactory to Secured Party, indicating compliance with the foregoing, including evidence of continuation thereof no later than thirty (30) days prior to the expiration of any policy of insurance. Secured Party shall have the right to apply the proceeds of any such insurance in reduction of the Obligations, whether or not then due and payable, in such manner as Secured Party in its sole discretion may determine or to pay over, at such times and in such amounts, such proceeds or part thereof, as Secured Party in its sole discretion may determine, to Debtor for the purpose of replacing the Collateral affected by any loss relating thereto; and

              (ii) General public liability insurance against claims for personal injury, death or property damage in such amounts as are customary in Debtor's business and Workers' Compensation insurance in statutory amounts with companies licensed to do business in the State of Connecticut;

         (d) Maintain and preserve the Collateral in good order and condition, ordinary wear and tear excepted, and not permit or suffer the Collateral to be wasted or destroyed;

         (e)  Furnish to Secured Party:

              (i) Within ninety (90) days after the end of each of Debtor's fiscal years following the date hereof, (x) a duplicate copy of Debtor's and Guarantor's consolidated annual report (with all exhibits actually being filed) on Form 10-K filed by Debtor with the Securities and Exchange Commission ("SEC"), and (y) a copy of Debtor's and Guarantor's consolidating unaudited, management-prepared fiscal year-end financial statements, including consolidating balance sheets, statements of income and statements of cash flow;

              (ii) Within forty-five (45) days after the end of each fiscal quarter following the date hereof, a duplicate copy of Debtor's and Guarantor's consolidated quarterly report (with all exhibits actually being filed) on Form 10-Q filed by Debtor with the SEC;

              (iii) Within ten (10) days after the end of each month in which Debtor requests an Advance on account of the Revolving Loan, a detailed written report, in form satisfactory to Secured Party, showing as of the end of such preceding month, an aging of all Accounts of Debtor and such other information relating to the Accounts as Secured Party may reasonably request in writing; and

              (iv) Promptly upon Secured Party's request therefor, such other information relating to Debtor and its operations and affairs as Secured Party may from time to time reasonably request in writing;

         (f) Maintain its properties in good repair, working order and condition and make all needed and proper repairs, renewals, replacements, additions or improvements thereto and immediately notify Secured Party of any event causing material loss or depreciation in the value of the Collateral and the amount of such loss or depreciation;

         (g) After reasonable prior notice, allow Secured Party by or through any of its officers, agents, attorneys, or accountants designated by it, for the purpose of ascertaining whether or not each and every provision hereof and of any related agreement, instrument and document is being performed and for the purpose of examining the Collateral and the records relating thereto, to enter, during normal business hours, the offices and plants of Debtor to examine or inspect any of the properties, books and financial records of Debtor, to make copies of such books and records or extracts therefrom, and to discuss the affairs, finances and accounts of Debtor with Debtor all at such reasonable times and as often as Secured Party may reasonably request;

         (h) Defend the Collateral constituting personal property against all claims and demands of all persons at any time claiming the same or any interest therein and, in the event Secured Party's security interest in the Collateral, or part thereof, would be impaired by an adverse decision, allow Secured Party to contest or defend any such claim or demand in Debtor's name and pay, upon demand, Secured Party's reasonable costs, charges and expenses, including, without limitation, attorneys' fees, incurred by Secured Party in connection therewith;

         (i) Pay to Secured Party, on demand, any and all reasonable expenses, including attorneys' fees, incurred or expended by Secured Party in preparation of this Agreement and the other Loan Documents, in making or processing the Credit Facilities, in the collection or attempted collection of the Obligations and in protecting and/or enforcing the rights of Secured Party against Debtor and sustaining and/or enforcing the security interest and other liens, if any, granted to Secured Party hereunder and under any of the other Loan Documents;

         (j) From time to time, at the request of Secured Party, execute, deliver and file one or more financing statements on Form UCC-1 and other agreements, instruments or documents, and do all other acts as Secured Party deems reasonably necessary or desirable to perfect fully its security interest in the Collateral and pay, upon demand, all reasonable expenses, including, without limitation, attorneys' fees, incurred by Secured Party in connection therewith;

         (k) Keep complete and accurate books and records reflecting all material facts concerning the Collateral, and pertaining to the Obligations and Debtor's covenants under this Agreement;

         (l) Comply in all material with all laws, ordinances and rules and regulations applicable to Debtor of any Federal, state or local government or any instrumentality or agency thereof, including, without limitation, ERISA, OSHA, and all Federal, state and municipal laws, ordinances, rules and regulations concerning the environment, except to the extent any such law, ordinance, rule or regulation, is being contested in good faith by appropriate proceedings provided that said contest or an adverse decision therein will not have an adverse effect on the condition, financial, operating or otherwise, of Debtor;

         (m) Maintain its primary operating accounts with Secured Party;

         (n)  Maintain in full force and effect the AT&T License
Agreement; and

         (o) Promptly advise Secured Party of (i) the happening of an Event of Default or the existence of a state of facts which by the passage of time, the giving of notice, or both, would constitute an Event of Default; and (ii) the occurrence of any action, suit or litigation commenced by or against Debtor which, if adversely determined, could reasonably be anticipated to have a material adverse effect on Debtor's condition, financial, operating or otherwise.

     7.  NEGATIVE COVENANTS

         Debtor covenants and agrees that, from the date hereof until the termination of the provisions of Paragraph 4A of this Agreement and full payment of the Obligations, unless Secured Party shall otherwise consent in writing, Debtor or Guarantor, where specified below, shall not:

         (a) Sell, lease, mortgage, pledge or otherwise dispose of or encumber the Collateral (other than the disposition of Inventory permitted by Paragraph 9 hereof) except: (i) Liens granted in favor of Secured Party or otherwise permitted hereby;
(ii) Liens for taxes, assessments or governmental charges or levies not delinquent; (iii) Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens and other similar Liens arising in the ordinary course of business; (iv) Liens arising out of pledges or deposits under workers' compensation laws, unemployment insurance, old age pensions or other social security or retirement benefits; (iv) attachments or other Liens in connection with litigation provided the same are removed or contested in good faith by Debtor within thirty (30) days; and
(v) sales of Collateral with an aggregate fair market value not in excess of $1,000,000.00 to third Persons for fair and adequate consideration; (vi) Liens securing purchase money indebtedness permitted under Paragraph 7(b) below; and (vii) Liens arising in the ordinary course of business;

         (b) Create or assume any obligations for money borrowed from any Person other than Secured Party, other than (i) purchase money indebtedness in an aggregate amount not to exceed the sum of $1,000,000.00 at any one time outstanding, and (ii) indebtedness with respect to ordinary trade accounts;

         (c) Guarantor shall not declare or pay any dividends or make any other distributions on any shares of its capital stock (other than dividends payable solely in such shares) in any fiscal year hereafter in excess of an amount equal to fifty percent (50%) of Guarantor's and its Subsidiaries' Net Income After Taxes for such fiscal year, or purchase, redeem, retire or otherwise acquire, directly or indirectly, any such shares in excess of 500,000 shares during the period commencing on the date hereof and ending on April 30, 1998;

         (d) Endorse, guaranty, or become surety for the obligations of any third Person, except for (i) the endorsement of checks in the ordinary course of business; (ii) guaranties of the obligations of any Persons (excluding Affiliates) in excess of the aggregate amount of $1,000,000.00 at any one time outstanding; and (iii) guaranties of the obligations of Affiliates in excess of the aggregate amount of $1,000,000.00 at any one time outstanding;

         (e) Make any loans or advances, at any one time outstanding to its directors, officers, shareholders or Affiliates in excess of the aggregate amount of $1,000,000.00, or loans or advances to employees for travel and other minor business expenses in the ordinary course of business in excess of the aggregate amount of $100,000.00 at any one time outstanding;

         (f) Enter into any merger or consolidation, or sell all or substantially all of Debtor's assets, or liquidate, dissolve or otherwise terminate or alter Debtor's existence;

         (g) Without giving Secured Party at least thirty (30) days' prior written notice, change its corporate name, adopt any trade names, conduct its business under any trade name or style other than as hereinabove set forth, or change its chief executive office, places of business or the present locations of the Collateral or the records relating to the Collateral; or

         (h) Acquire, form or dispose of any Subsidiaries, or acquire all or substantially all of the assets of any other Person or any portion of the assets of any Person which constitutes a division, product line or line of business if the purchase price to be paid by Debtor for the assets of such Person (including the stock of such Person) would exceed, on an aggregate basis, an amount equal to ten percent (10%) of Guarantor's and its Subsidiaries' consolidated total revenues for the immediately prior fiscal year.

     8.  PAYMENTS BY SECURED PARTY

         At its option, Secured Party may pay for insurance on the Collateral and taxes, assessments or other charges which Debtor fails to pay in accordance with the provisions hereof, or of any related agreement, instrument or document, and may discharge any security interest in or lien upon the Collateral. No such payment or discharge of any such security interest or lien shall be deemed to constitute a waiver by Secured Party of the violation of any covenant by Debtor as a result of Debtor's failure to make any such payment or Debtor's suffering of any such security interest or lien. Any payment made or expense incurred by Secured Party pursuant to this or any other provision of this Agreement shall be added to and become a part of the Obligations of Debtor to Secured Party, shall bear interest at the rate per annum charged pursuant to Paragraph 4A hereof and shall be payable on demand.

     9.  USE OF INVENTORY

         Until the happening of an Event of Default, Debtor may use the Inventory in any lawful manner not inconsistent with this Agreement or the terms or conditions of any policy of insurance thereon and, notwithstanding any other provisions contained in the Loan Documents, may also sell, lease or consume the Inventory in the ordinary course of business. A sale in the ordinary course of business does not include a bulk transfer or transfer as security for or in partial or total satisfaction of a debt.

     10. RIGHTS OF SECURED PARTY; NOTICES

         When the Obligations, or any of them, become immediately due and payable upon the occurrence of an Event of Default, Secured Party may, in addition to and not in limitation of Secured Party's rights set forth in Paragraph 11 of this Agreement, pursue any legal remedy available to it to collect the Obligations outstanding at said time, to enforce its rights hereunder, and to enforce any and all other rights or remedies available to it both under the Code and otherwise, including, without limitation, the right to take possession of the Collateral and dispose of the same on Debtor's premises, all without judicial process, Debtor hereby waiving any right Debtor might otherwise have to require Secured Party to resort to judicial process and further waiving Debtor's right to notice and a hearing under the Constitution of the United States or under any Federal or state law, and no such action shall operate as a waiver of any other right or remedy of Secured Party under the terms of any of the Loan Documents, or the law, all rights and remedies of Secured Party being cumulative and not alternative. In addition, Secured Party may require Debtor to assemble the Collateral and make it available to Secured Party at a place to be designated by Secured Party which is reasonably convenient to both parties. In the event reasonable notice is required to be given by Secured Party to Debtor under the provisions of the Code, such notice shall be deemed to have been given if mailed, postage prepaid, certified mail, return receipt requested, at least seven (7) days prior to the happening of the event for which such notice is being given, to Debtor at Debtor's address first hereinabove written. Any notice required to be given by Secured Party to Debtor or by Debtor to Secured Party, pursuant to the terms of any Loan Documents, shall be deemed to have been given (except as otherwise specifically provided in this Agreement), upon mailing the same, postage prepaid, certified mail, return receipt requested, to Debtor or Secured Party, as the case may be, at its address first hereinabove written.
Either of the parties hereto may notify the other that such notice shall be given to such other address as such party may so instruct by written notice similarly given.

     11. COLLECTION OF ACCOUNTS

         Upon written notice from Secured Party after the occurrence of an Event of Default, Debtor shall make collections of proceeds upon its Accounts, hold the proceeds received from collections in trust for Secured Party and turn over such proceeds to Secured Party daily in the exact form in which they are received, together with a collection report in form satisfactory to Secured Party. Secured Party shall immediately apply such proceeds, and any proceeds of Accounts received by it pursuant to the following provisions of this Paragraph 11, subject to collection, to the payment of the Obligations in such order of application as Secured Party, in its sole discretion, may determine. Debtor shall, when requested by Secured Party after the happening of an Event of Default or upon demand:

         (a) Assign or endorse the Accounts to Secured Party, and notify account debtors that the Accounts have been assigned and should be paid directly to Secured Party;

         (b) Turn over to Secured Party all Inventory returned in connection with any of the Accounts;

         (c) Mark or stamp each of its individual ledger sheets or cards pertaining to its Accounts with the legend "Assigned to People's Bank", and stamp or otherwise mark and keep its books, records, documents and instruments relating to the Accounts in such manner as Secured Party may require; and

         (d) Mark or stamp all invoices with a legend satisfactory to Secured Party so as to indicate that the same should be paid directly to Secured Party.

         Notwithstanding the foregoing, Secured Party shall have the right after the happening of an Event of Default or demand, to itself so notify such account debtors to make such payments of the Accounts directly to Secured Party. Secured Party shall have the further right to notify the post office authorities to change the address for delivery of mail of Debtor to an address designated by Secured Party and to receive, open and dispose of all mail addressed to Debtor with respect to the Accounts.

         For the purposes of this Paragraph 11, Debtor hereby irrevocably constitutes Secured Party as Debtor's attorney-in-fact, effective upon the occurrence of an Event of Default and continuing only so long as such Event of Default is continuing, to issue in the name and execute or endorse on behalf of Debtor each and every notice, instrument and document necessary to carry out the purposes of the provisions of this Paragraph 11, and to take such action in connection with the collection of the Accounts, including, without limitation, suing thereon, compromising or adjusting the same, as Secured Party, in its reasonable discretion, deems necessary. The power of attorney granted hereby shall be self-executing, but Debtor shall promptly execute and deliver to Secured Party, upon written request of Secured Party such additional separate powers of attorney, as Secured Party may from time to time reasonably request.

     12. DEFAULT PROVISIONS

         (a) The Revolving Credit Note and the Revolving Loans shall forthwith become due and payable and Debtor's eligibility to request any further advances on account of the Revolving Loans or to request the issuance of any further Letters of Credit by Secured Party shall automatically terminate, without presentment, protest, demand or notice of any kind, if Debtor or Guarantor becomes insolvent (including in said term a negative net worth or an inability to pay their respective debts as they mature) or bankrupt, or makes an assignment for the benefit of its creditors, or consents to the appointment of a trustee or receiver of all or a substantial part of their respective properties or such appointment is made without their consent, or if bankruptcy, reorganization, arrangement, receivership or liquidation proceedings are instituted by or against Debtor or Guarantor;

         (b) Secured Party may at its option declare the Revolving Credit Note due and payable whereupon the same shall become due and payable forthwith and Debtor's eligibility to request any further advances on account of the Revolving Loans or to request the issuance of any further Letters of Credit by Secured Party shall automatically terminate, without presentment, protest, demand or notice of any kind in any of the following cases:

              (i) If any payment of principal or interest or any other payment required by the terms hereof, by the Revolving Credit Note, or by any other instrument, agreement or document executed and delivered to Secured Party pursuant to the terms hereof shall not be fully paid when demand (to the extent the same is payable on demand) is made for the payment of the same or within ten (10) days after the same shall fall due if payable other than on demand;

              (ii) If any warranty or representation by Debtor contained herein or in any of the other Loan Documents, or in any statement furnished by it to Secured Party, proves incorrect in any material respect;

              (iii) If default exists in the due observance of any of the covenants or agreements of Debtor set forth in this Agreement or in any of the other Loan Documents and, with respect to the covenants set forth in subparagraphs (b), (c), (d), (f),
(h) and (l) of Paragraph 6 hereof, such default is not cured within thirty (30) days after Debtor has actual knowledge of the existence of such default;

              (iv) If default exists in the due observance of any of the covenants or agreements of Guarantor set forth in the Continuing Guaranty;

              (v) If a judgment in the amount of $250,000.00 or more is entered against Debtor and remains unsatisfied for a period of thirty (30) days after such judgment is final and all rights to appeal therefrom shall have expired or any appeals taken shall have been finally resolved against Debtor;

              (vi) If the AT&T License Agreement is terminated for any reason; or

              (vii)     If Debtor incurs operating losses for two
(2) consecutive calendar quarters.

         Upon the occurrence of an Event of Default hereunder or upon demand by Secured Party, the applicable interest rate charged on the outstanding principal balance of the Revolving Loans shall be increased to a default rate equal to two percentage points (2%) above the Prime Rate in effect at such time (and from time to time thereafter) as set forth in Paragraph 4A hereof. Such default rate of interest shall remain in effect until the earliest of (i) such Event of Default is cured by Debtor, (ii) all of the Obligations are paid in full by Debtor, or (iii) Secured Party agrees in writing to waive the charge of the default rate of interest hereunder.

     13. CONDITIONS PRECEDENT TO MAKING LOAN

         (a) On or prior to the first borrowing hereunder, Secured Party shall have actually received from the party or parties designated below in form and content satisfactory to Secured Party:

              (i)  A currently dated certified copy of the
resolutions of the Board of Directors of Debtor authorizing John
N. Giamalis, the Chief Financial Officer of Debtor, to execute and deliver this Agreement and the other Loan Documents required to be executed and delivered by it to Secured Party by the terms hereof;

              (ii) A currently dated certified copy of the resolutions of the Board of Directors of Guarantor authorizing John N. Giamalis, the Chief Financial Officer of Guarantor, to execute and deliver the Continuing Guaranty and the other Loan Documents required to be executed and delivered by it to Secured Party by the terms hereof;

              (iii) Certificates of Good Standing for Debtor from the State of Delaware and the State of Connecticut;

              (iv) Certificate of Good Standing for Guarantor from the State of Delaware;

              (v)  Certified copies of Debtor's Certificate of
Incorporation and By-Laws, and all amendments thereto;

              (vi) The Revolving Credit Note duly executed by
Debtor;

              (vii)     The Continuing Guaranty duly executed by
Guarantor;

              (viii)    Reimbursement of all of Secured Party's
expenses pursuant to subparagraph (i) of Paragraph 6 hereof;

              (ix) A certificate or other proof of insurance satisfactory to Secured Party evidencing compliance with the provisions of subparagraphs (c)(i) and (c)(ii) of Paragraph 6 of this Agreement;

              (x) A certificate of the Secretary of Debtor which shall certify the names of its officers authorized to sign and deliver to Secured Party requests for advances, together with the true signature of each such officer. Secured Party may conclusively rely on such certificate until it shall receive a further certificate of such Secretary canceling or amending the prior certificate and submitting the name and signature of each officer named in such further certificate as being authorized to so sign and deliver such requests on behalf of Debtor;

              (xi) Such UCC-1 financing statements executed by Debtor as Secured Party requests;

              (xii) A waiver executed by Debtor with respect to any rights under Federal or state law which it might otherwise have to any hearing prior to the exercise by Secured Party of its rights against it or its properties;

              (xiii) A letter from the Connecticut Department of Revenue Services stating that Debtor has filed all necessary tax returns relating to corporate, use and sales taxes, respectively, and has paid all amounts shown thereon;

              (xiv)     A real estate waiver and consent from CEE
Associates Limited Partnership, the owner of the New Milford
Property;

              (xv) The Letter of Credit Reimbursement Agreement duly executed by Debtor; and

              (xvi)     An opinion letter addressed to Secured
Party from Debtor's Connecticut counsel in the form of Exhibit J attached hereto and made a part hereof.

         (b)  At the time of each borrowing hereunder:

              (i) The representations and warranties set forth in Paragraph 3 of this Agreement shall be true and correct in all material respects on and as of such time to the same effect as though such representations and warranties had been made on and as of such time;

              (ii) Debtor shall be in compliance in all material respects with all the terms and provisions set forth in this Agreement and in the other Loan Documents and no Event of Default shall be in existence at such time; and

              (iii) Debtor shall have actually made a request for such borrowing by written notice as provided in Paragraph 4A of this Agreement. Any such request for an Advance shall constitute an affirmation by Debtor as to the matters set forth in (i) and (ii) above.

     14. SET-OFF

         Debtor hereby grants to Secured Party a lien on and a right of set-off against all monies, deposits and securities and the proceeds thereof, now or hereafter held or received by, or in transit to, Secured Party from or for Debtor, whether for safekeeping, pledge, custody, transmission, collection or otherwise, and all deposits (general or special), balances, sums and credits with and all claims of Debtor against Secured Party at any time existing. Upon the occurrence of and during the continuance of an Event of Default, Secured Party may at any time apply the same or any part thereof to the Obligations, or any part thereof, whether or not matured at the time of such application. Secured Party shall notify Debtor after any such set-off.

     15. ACKNOWLEDGMENT AND RESTATEMENT BY DEBTOR

         (a) Existing Indebtedness. Debtor hereby acknowledges, confirms and agrees that it is, as of the date hereof, legally indebted to Secured Party for loans, advances and other financial accommodations made to it by Secured Party under the Existing Credit Agreement in the aggregate principal amount of $1,764,390.00, together with all interest accrued and accruing thereon, and all costs, expenses and other charges now or hereafter owed by it to Secured Party, without offset, defense or counterclaim of any kind, nature or description whatsoever.

         (b) Restatement. Except as otherwise stated in Paragraph 1 hereof and this Paragraph 15(b), as of the date hereof, the terms and conditions of, and the agreements, representations and warranties set forth in the Existing Credit Agreement are hereby replaced and superseded in their entirety by the terms, conditions, agreements, representations and warranties set forth in this Agreement and the other Loan Documents, and the Existing Credit Agreement shall be of no further force and effect, except that nothing contained herein or in any of the other Loan Documents shall impair, limit or affect the continuation of the liability of Debtor for the Obligations heretofore incurred and the security interests, Liens and other collateral interests heretofore granted, pledged and/or assigned to Secured Party by Debtor. As more fully described in Paragraph 4 hereof, all loans, advances and other financial accommodations under the Existing Credit Agreement and all other Obligations of Debtor to Secured Party outstanding and unpaid as of the date hereof pursuant to the Existing Credit Agreement shall be deemed to be Obligations pursuant to the terms hereof, and shall constitute and be deemed a Revolving Loan by Secured Party to Debtor and shall be repayable in accordance with the terms of this Agreement.

         (c) Release. Debtor and Guarantor do hereby remise, release and discharge and hold Secured Party, its officers, directors, agents and employees, and their respective predecessors, successors and assigns, harmless from all claims, demands, debts, sums of money, accounts, damages, judgments, financial accommodations, actions, causes of action, suits at law or in equity, of any kind or nature whatsoever, whether or not now existing or known, which Debtor or Guarantor has had or may now or hereafter claim to have had against Secured Party, its officers, directors, agents and employees, and their respective predecessors, successors and assigns, in any way arising from or connected with the Existing Credit Agreement (but only to the extent that the provisions thereof do not survive this Agreement in accordance with the terms of clause (b) above) or related documents, agreements or instruments, or the arrangements set forth therein or transactions thereunder.

     16. GENERAL PROVISIONS

         (a) No delay or failure of Secured Party in exercising any right, power or privilege hereunder shall affect such right, power or privilege, nor shall any single or partial exercise preclude any further exercise thereof or the exercise of any other rights, powers or privileges;

         (b) This Agreement, the security interest hereby granted to Secured Party by Debtor and every representation, warranty, covenant, promise and other term herein contained shall survive until the Obligations have been paid in full and the provisions of Paragraph 4 of this Agreement have been terminated as provided herein;

         (c) This Agreement is an integrated document and all terms and provisions are embodied herein and shall not be varied by parol evidence;

         (d) This Agreement is made, executed and delivered in the State of Connecticut, and it is the specific desire and intention of the parties that it shall in all respects be construed under the laws of the State of Connecticut;

         (e) The captions for the paragraphs contained in this Agreement have been inserted for convenience only and form no part of this Agreement and shall not be deemed to affect the meaning or construction of any of the covenants, agreements, conditions or terms hereof;

         (f) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided, however, that Debtor shall not assign, voluntarily, by operation of law or otherwise, any of its rights hereunder without the prior written consent of Secured Party and any such attempted assignment without such consent shall be null and void.

     IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals, and to a duplicate instrument of the same tenor at Waterbury, Connecticut, the day and year first above written.

Signed, sealed and delivered
   in the presence of           COLONIAL TECHNOLOGIES CORP.
(witnesses as to both           (formerly known as Colonial Data
   signatures):                 Technologies, Corp.)


_________________________       By_________________________
                                  John N. Giamalis
                                  Its Chief Financial Officer


                                PEOPLE'S BANK


_________________________       By_________________________
                                  Richard M. Harmonay, Jr.
                                  Its Assistant Vice President


                   ACKNOWLEDGEMENT OF GUARANTOR

     The undersigned, being the Guarantor identified in the foregoing Agreement, hereby agrees to be bound by the provisions of the Agreement applicable to it and further agrees to cause Debtor and its other Subsidiaries to comply with the terms of this Agreement.

                                COLONIAL DATA TECHNOLOGIES CORP.



                                By_________________________
                                  John N. Giamalis
                                  Its Chief Financial Officer


STATE OF CONNECTICUT    )
                        )  ss:  Waterbury
COUNTY OF NEW HAVEN     )

     On this the 3rd day of May, 1996 before me, the undersigned officer, personally appeared John N. Giamalis who acknowledged himself to be the Chief Financial Officer of COLONIAL TECHNOLOGIES CORP. (formerly known as Colonial Data Technologies Corp.), a Delaware corporation, and that he, as such Chief Financial Officer, being authorized so to do, executed the foregoing instrument for the purposes therein contained, by signing the name of the corporation by himself as Chief Financial Officer.

     In witness whereof I hereunto set my hand.


                              __________________________________
                              Mark M. Socha
                              Commissioner of the Superior Court


STATE OF CONNECTICUT    )
                        )  ss:  Waterbury
COUNTY OF NEW HAVEN     )

     On this the 3rd of May, 1996, before me, the undersigned officer, personally appeared Richard M. Harmonay, Jr. who acknowledged himself to be an Assistant Vice President of PEOPLE'S BANK, and that he, as such Assistant Vice President, being authorized so to do, executed the foregoing instrument for the purposes therein contained, by signing the name of the corporation by himself as Assistant Vice President.

     In witness whereof I hereunto set my hand.


                              __________________________________
                              Joseph L. Kinsella
                              Commissioner of the Superior Court


STATE OF CONNECTICUT    )
                        )  ss:  Waterbury
COUNTY OF NEW HAVEN     )

     On this the 3rd day of May, 1996 before me, the undersigned officer, personally appeared John N. Giamalis who acknowledged himself to be the Chief Financial Officer of COLONIAL DATA TECHNOLOGIES CORP., a Delaware corporation, and that he, as such Chief Financial Officer, being authorized so to do, executed the foregoing instrument for the purposes therein contained, by signing the name of the corporation by himself as Chief Financial Officer.

     In witness whereof I hereunto set my hand.


                              __________________________________
                              Mark M. Socha
                              Commissioner of the Superior Court


                         LIST OF EXHIBITS

A    -   Copy of Revolving Credit Note
B    -   Form of Request for Advance
C    -   Copy of Guarantor's and its Subsidiaries' December 31,
         1995 Audited Fiscal Year-End Consolidated Financial
         Statements
D    -   Indebtedness For Borrowed Money as of April 30, 1996
E    -   List of Subsidiaries, etc.
F    -   List of Real and Personal Property Leases
G    -   Schedule of Litigation
H    -   Form Documentation for Letters of Credit
I    -   Fee Schedules for Letters of Credit
J    -   Form of Opinion Letter